Exhibit 10.2

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

SPONSOR LETTER AGREEMENT

THIS SPONSOR LETTER AGREEMENT (this “Agreement”) is made and entered into as of January 6, 2026, by and among (i) HCG Opportunity, LLC, a Delaware limited liability company (“Sponsor”), (ii) Compass Digital Acquisition Corp., a Cayman Islands exempt company (“Purchaser”), and (iii) Key Mining Corp., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Agreement will have the meanings ascribed to such terms in the Agreement and Plan of Merger, by and among Purchaser, Titan Holdings Corp., a Delaware corporation and a direct wholly owned subsidiary of Purchaser (“Pubco”), Titan SPAC Merger Sub Corp., a Cayman Islands exempt company and a direct wholly owned subsidiary of Pubco (“Purchaser Merger Sub”), Titan Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Pubco (“Company Merger Sub”) and the Company, dated as of the date hereof (as it may be amended, supplemented, modified and/or restated from time to time, the “Merger Agreement”).

WHEREAS, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 832,095 Class B ordinary shares of Purchaser, par value $0.0001 per share, and 2,260,941 Class A ordinary shares of Purchaser, par value $0.0001 per share, designated as “founder shares” (collectively, the “Sponsor Shares”);

WHEREAS, Sponsor owns 4,645,398 Purchaser Private Warrants (the “Sponsor Warrants”);

WHEREAS, on November 21, 2024 the Purchaser issued a promissory note for a principal amount of up to $2,500,000 to the Sponsor, pursuant to which the Sponsor may convert up to $1,375,000 of the unpaid principal balance into warrants to purchase a number of Purchaser Class A Ordinary Shares at a conversion price of $1.50 per warrant (the “Sponsor Loan Note”).

WHEREAS, in connection with the IPO, the officers and directors of Purchaser (each, an “Insider” and collectively, the “Insiders”), the Original Sponsor, IPO Underwriter representative and the Company entered into a letter agreement, dated as of October 14, 2021 (as amended by that certain Amendment to Letter Agreement dated as of the August 31, 2023, to which Sponsor joined as a party thereto, as further amended by that certain amendment dated as of the date hereto, and as may be further amended, supplemented, modified and/or restated from time to time, the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed, among other matters, to (i) waive any redemption rights that Sponsor or such Insider may have in connection with the consummation of an initial business combination with respect to any Purchaser Class A Shares owned by Sponsor or such Insider, (ii) waive any rights to liquidating distributions from the Trust Account with respect to the Sponsor Shares or Representative Shares (although they will be entitled to liquidating distributions from the Trust Account with respect to any Purchaser Class A Shares sold in the IPO as part of the Purchaser Units), (iii) vote any Purchaser Shares owned by Sponsor or such Insider in favor of an initial business combination for which Purchaser seeks approval and (iv) certain transfer restrictions with respect to the Sponsor Shares, the Sponsor Warrants (and the Purchaser Ordinary Shares underlying such Sponsor Warrants);

WHEREAS, Section 17.2 of Purchaser’s Amended and Restated Memorandum and Articles of Association (as amended, the “Purchaser Charter”) provides, among other matters, that the Purchaser Class B Ordinary Shares will automatically convert into Purchaser Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment pursuant to Section 17.3 of the Purchaser Charter if additional Purchaser Class A Shares or equity-linked securities (as defined in the Purchaser Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, pursuant to the Merger Agreement and upon the consummation of the transactions contemplated thereby (the “Transactions”), among other matters, Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with holders of common stock of the Purchaser receiving shares of common stock of Pubco, (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger,” and together with the Purchaser Merger, the “Mergers”), and with holders of common stock of the Company receiving shares of common stock of Pubco, holders of Company Options having their Company Options assumed by Pubco and with such Company Options being replaced by Assumed Options and holders of Company Warrants having their Company Warrants assumed by Pubco and with such Company Warrants being replaced by Assumed Warrants, (iii) as a result of the Mergers, the Purchaser and the Company will become direct wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company, and (iv) following the Purchaser Merger, the Purchaser will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) pursuant to and in accordance with Section 388 of the Delaware General Corporation Law and Part XII of the Companies Act (Revised) of the Cayman Islands;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the Interim Period, for the benefit of the Company and subject to Section 6(l), (i) Sponsor agrees that it will fully comply with, and perform all of its obligations, covenants and agreements set forth in the Insider Letter in all material respects, and shall (A) cause all of the Purchaser Ordinary Shares owned by it to be counted as present at the Extraordinary General Meeting (including any adjournment or postponement thereof) for purposes of calculating a quorum thereat, (B) vote all of the Purchaser Ordinary Shares owned by it in favor of the Transactions, including each of the Transaction Proposals and, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals, the adjournment of the Extraordinary General Meeting, (C) waive any redemption rights that it may have in connection with the Closing with respect to any Purchaser Class A Ordinary Shares owned by it and (D) fully comply with the transfer restrictions set forth in the Insider Letter with respect to the Sponsor Shares and the Sponsor Warrants, in each case subject to the exceptions set forth in the Insider Letter.

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding Purchaser Class B Ordinary Shares, solely in connection with, and subject to and conditioned upon, the Closing, waives any adjustment pursuant to the Anti-Dilution Right, and agrees that, upon the Closing, the Purchaser Class B Ordinary Shares will automatically convert into Purchaser Class A Ordinary Shares at the Initial Conversion Ratio (as defined in the Purchaser Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms in the Purchaser Charter related to the Purchaser Class B Ordinary Shares shall remain in full force and effect, except as contemplated by the Merger Agreement or the Transaction Documents.

Section 3 Purchaser Loan Conversion. The parties hereby agree that, subject to and conditioned upon the Closing, the aggregate of all amounts outstanding and due to Sponsor from Purchaser as of the Closing under the Sponsor Loan Note shall be automatically converted, immediately prior to the Purchaser Merger, into Purchaser Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such Purchaser Class A Ordinary Shares to Sponsor, the Sponsor Loan Note shall be deemed satisfied in full.

Section 4 Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and Purchaser, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting or relating to the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Consent of, or other action by or in respect of, any Governmental Authority or Stock Exchange on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement, the consummation by Sponsor of the transactions contemplated by this Agreement and compliance by Sponsor with any of the provisions hereof do not and will not (A) conflict with or violate any provision of the Sponsor’s Governing Documents in any material respect, (B) conflict with or violate any Law, Governmental Order or consent applicable to Sponsor or any of its properties or assets or (C) result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of, any Contract to which Sponsor is a party, except in the case of clauses (B) and (C) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Sponsor Shares. (i) As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Sponsor Shares and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Sponsor Shares.

(d) Ownership of Sponsor Warrants. As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Warrants, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter).

(e) No Other Purchaser Equity Interests. As of the date hereof, Sponsor is not the holder or beneficial owner of any equity interest of Purchaser other than the Sponsor Shares and Sponsor Warrants.

Section 5 Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Transaction Documents as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the transactions contemplated by the Merger Agreement and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the Merger Agreement.

Section 6 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party hereto from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement, in either case prior to such termination. Notwithstanding the foregoing, Sections 2 and 5 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, with affirmative confirmation of delivery (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient), (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to Purchaser or Sponsor at or prior to the Closing, to: Compass Digital Acquisition Corp. 195 US HWY 50, Suite 207 Zephr Cove, NV 89448 Attn: [***] Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn: Matthew A. Gray, Esq., Stuart Neuhauser, Esq.

Telephone No.: [***]

Email: [***]

If to the Sponsor, to: HCG Opportunity, LLC 195 US HWY 50, Suite 207 Zephr Cove, NV 89448 Attn: [***] Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn: Matthew A. Gray, Esq., Stuart Neuhauser, Esq.

Telephone No.: [***]

Email: [***]

If to the Company, to: Key Mining Corp. Attn: [***] 701 Brickell Ave Suite 1550 Miami, Florida 33131 Telephone No.: [***] E-Mail: [***]

with a copy (which will not constitute notice) to:

Key Mining Holdings Corp.

Attn: [***]

701 Brickell Ave Suite 1550

Miami, Florida 33131

Telephone No.: [***]

E-Mail: [***]

And

Troutman Pepper Locke LLP

875 Third Avenue

New York, New York 10022

Attn: Joseph Walsh, Esq.

Telephone No.: [***]

Email: [***]

(c) Entire Agreement. This Agreement (together with the other Transaction Documents, the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.5 and 10.6 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at law or in equity. In the event that any Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Purchaser, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party hereto against whom enforcement of such waiver is sought. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Sponsor Shares or Sponsor Warrants to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to Purchaser and the Company prior to such Transfer (as defined in the Insider Letter), transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee, who shall be required to agree in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 5(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 11.05 of the Merger Agreement, each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party hereto shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party hereto shall have any power or authority by virtue of this Agreement to bind or commit any other party hereto. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section 6(j).

(k) Publicity. Section 15 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(l) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of Purchaser, and not in its capacity as a director (including “director by deputization”), officer or employee of Purchaser, if applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of Purchaser or any Subsidiary of Purchaser, acting in such person’s capacity as a director or officer of Purchaser or any Subsidiary of Purchaser (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors and officers of Purchaser with respect to the Mergers and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of Purchaser that is otherwise permitted by, and done in compliance with, the terms of the Merger Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of Purchaser).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Purchaser and Persons directly or indirectly controlled by Purchaser, and Sponsor and Purchaser (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) No Recourse. Neither Purchaser nor any of its Subsidiaries, nor any of the past, present or future shareholders of Purchaser (other than Sponsor or any permitted transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(o) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and /or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if’; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(p) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(q) New Shares. In the event that, during the Interim Period (i) any Purchaser Ordinary Shares, warrants to purchase Purchaser Ordinary Shares or other equity securities of Purchaser are issued to Sponsor in respect of the Sponsor Shares or the Sponsor Warrants, pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Purchaser Ordinary Shares, warrants to purchase Purchaser Ordinary Shares or other equity securities of Purchaser owned by Sponsor or otherwise, then such Purchaser Ordinary Shares, warrants to purchase Purchaser Ordinary Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Sponsor Shares or Sponsor Warrants, as applicable, or (ii) Sponsor (A) purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, warrants to purchase Purchaser Ordinary Shares or other equity securities of Purchaser after the date of this Agreement, or (B) acquires the right to vote any Purchaser Ordinary Shares or other equity securities of Purchaser after the date of this Agreement (such Purchaser Ordinary Shares, warrants to purchase Purchaser Ordinary Shares or other equity securities, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of Section 1 of this Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by Sponsor as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

Purchaser:

COMPASS DIGITAL ACQUISITION CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chief Executive Officer

Sponsor:

HCG OPPORTUNITY, LLC

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Authorized Person

The Company:

KEY MINING CORP.

By:	/s/ Cesar Lopez Alarcon
Name:	Cesar Lopez Alarcon
Title:	Chief Executive Officer

[Signature page to Sponsor Letter Agreement]